Filed pursuant to Rule 433

July 10, 2023

Relating to

Preliminary Prospectus Supplement dated July 10, 2023 to

Prospectus dated November 17, 2022

Registration Statement No. 333-268442

MetLife, Inc.

$1,000,000,000 5.375% Senior Notes due 2033

Final Term Sheet

July 10, 2023

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated July 10, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 17, 2022, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-268442). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	5.375% Senior Notes due 2033

Anticipated Ratings (Outlook)*:	A3 (Stable) / A- (Stable) / A- (Stable) (Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.396% of principal amount, plus accrued interest, if any, from July 12, 2023

Gross Underwriting Discount:	0.450%

Proceeds to Issuer Before Expenses:	$989,460,000

Maturity Date:	July 15, 2033

Trade Date:	July 10, 2023

Settlement Date:	July 12, 2023 (T+2)

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, beginning on January 15, 2024

Coupon:	5.375%

Benchmark Treasury:	UST 3.375% due May 15, 2033

Spread to Benchmark Treasury:	UST + 145 bps

Benchmark Treasury Price / Yield:	94-29+ / 4.004%

Yield to Maturity:	5.454%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:	April 15, 2033

Make-Whole Call:	UST + 25 bps

CUSIP:	59156RCE6

ISIN:	US59156RCE62

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

Mizuho Securities USA LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers:	Bancroft Capital, LLC C.L. King & Associates, Inc. Cabrera Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at +1 (888) 603-5847, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, Goldman Sachs & Co. LLC toll-free at +1 (866) 471-2526, Morgan Stanley & Co. LLC toll-free at +1 (866) 718-1649 or Wells Fargo Securities, LLC toll-free at +1 (800) 645-3751.

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